Exhibit 23.1

Consent of Independent Registered

Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 333-220058, 333-204590, and 333-193635) and Form S-3 (File No. 333-218802) filed by ADMA Biologics, Inc. of our report, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, dated March 29, 2018, on our audits of the consolidated financial statements of ADMA Biologics, Inc. and Subsidiaries as of December 31, 2017 and 2016 and for the years then ended, included in this Annual Report on Form 10-K of ADMA Biologics, Inc. for the year ended December 31, 2017.

/s/ CohnReznick LLP

Roseland, New Jersey

March 29, 2018